Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT
TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Technip Energies N.V. (“Technip Energies” or the “Company”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, the ordinary shares, par value EUR 0.01 per share (“Shares”). The Shares trade on the Euronext Paris Stock Exchange.

ORDINARY SHARES

The following paragraphs summarize information concerning Technip Energies’ share capital and material provisions of Technip Energies’ articles of association (the “Articles of Association”) and applicable Dutch law. The following description of Technip Energies’ Shares is a summary and does not purport to be complete. An unofficial English translation of the Articles of Association has been filed with the Securities and Exchange Commission as Exhibit 1.1 to our Annual Report on Form 20-F of which this Exhibit is a part.

Board Structure

Technip Energies has a one-tier board structure, consisting of executive and non-executive directors (“Directors”). The number of executive and non-executive Directors is to be determined by the board of Technip Energies (the “Board”).

The Board

Appointment and Dismissal of Directors

Under the Articles of Association, Directors are appointed by the Technip Energies general meeting (the “General Meeting”) upon a binding nomination by the Board. The General Meeting may at all times overrule the binding nomination by a resolution adopted by a majority of two-thirds of the votes cast, representing more than half of the issued and outstanding share capital. If no resolution can be adopted as a consequence of the fact that half of the issued and outstanding share capital or less is represented, a second General Meeting as referred to in article 2:130(3) BW cannot be convened. If the nomination comprises one candidate for a vacancy, a resolution concerning the nomination shall result in the appointment of the candidate, unless the nomination is overruled.

If a binding nomination for the appointment of a Director is overruled, the Board may make a new binding nomination for such vacancy.

The General Meeting may at any time suspend or dismiss a Director. A resolution to suspend or dismiss a Director other than at the proposal of the Board requires a two-thirds majority of the votes cast, representing more than half of the issued and outstanding share capital. If no resolution can be adopted as a consequence of the fact that half of the issued and outstanding share capital or less is represented, a second General Meeting as referred to in article 2:130(3) BW cannot be convened.

Decision Making

Pursuant to the board rules where possible, the Board adopts its resolutions by unanimous vote. If this is not possible, the resolution is adopted by a majority of votes cast. In the event of a tie vote, the proposal is rejected.

Pursuant to the board rules, the Board may only adopt resolutions at a meeting if the majority of the Directors entitled to vote is present or represented at the meeting.

Resolutions of the Board entailing a significant change in the identity or character of Technip Energies or its associated business enterprise require the approval of the General Meeting. This includes in any case: (i) the transfer to a third party of the business enterprise of Technip Energies or practically the entire business enterprise of Technip Energies; (ii) the entry into or breaking off of any long-term cooperation of Technip Energies or a subsidiary with another legal entity or company or as a fully liable partner of a general partnership or limited partnership, where such entry or breaking off is of material importance to Technip Energies; or (iii) the acquisition or disposal by Technip Energies or a subsidiary of an interest in the capital of a company with a value of at least one-third of Technip Energies’ assets according to the consolidated balance sheet with explanatory notes included in the last adopted annual accounts of Technip Energies. Failure to obtain the approval of the General Meeting for these resolutions of the Board does not affect the power of representation of the Board.

Representation

The Board as a whole is authorized to represent Technip Energies. In addition, Technip Energies may be represented by an executive Director acting individually. The Board may appoint individuals with general or limited power to represent Technip Energies. Each of these individuals shall be able to represent Technip Energies with due observance of any restrictions imposed on him or her.

Share Capital

Authorized and issued share capital of Technip Energies

The authorized share capital of Technip Energies consists of 850,000,000 Shares with a nominal value of EUR 0.01 each. As of December 31, 2021, the issued and paid up capital consists of 179,827,459 Shares and amounts to €1,798,274.59.

Issuance of Shares

The Articles of Association provide that Shares may be issued or rights to subscribe for Shares may be granted pursuant to a resolution adopted at the General Meeting, or alternatively, by the Board if so designated by the General Meeting. A resolution of the General Meeting to issue Shares or to grant rights to subscribe for Shares can only be adopted at the proposal of the Board. Shares may be issued or rights to subscribe for Shares may be granted by a resolution of the Board, if and insofar as the Board is designated to do so by the General Meeting. Designation by resolution of the General Meeting cannot be withdrawn unless determined otherwise at the time of designation. The scope and duration of the Board’s authority to issue shares or grant rights to subscribe for Shares (such as granting stock options or issuing convertible bonds) is determined by a resolution of the General Meeting and relates, at the most, to all unissued Shares in Technip Energies’ authorized capital on the date on which the Board resolves to issue Shares or grant rights to subscribe for Shares. The duration of this authority may not exceed a period of five years. Designation of the Board as the body authorized to issue shares or grant rights to subscribe for shares may be extended by a resolution of the General Meeting for a period not exceeding five years in each case. The number of Shares that may be issued is determined at the time of designation.

No shareholders’ resolution or resolution of the Board is required to issue shares pursuant to the exercise of a previously granted right to subscribe for shares.

The General Meeting has authorised the Board, for a period of five years from February 16 2021, to issue Shares and grant rights to subscribe for Shares up to the entire Technip Energies’ authorized share capital from time to time.

Pre-emptive Rights

Dutch law and the Articles of Association give shareholders pre-emptive rights to subscribe on a pro rata basis for any issue of new Shares or, upon a grant of rights, to subscribe for Shares. Shareholders have no pre-emptive rights upon (i) the issue of Shares against a payment in kind (being a contribution other than in cash); (ii) the issue of Shares to Technip Energies’ employees or the employees of a group company; and (iii) the issue of Shares to persons exercising a previously granted right to subscribe for Shares.

Pursuant to the Articles of Association, the General Meeting may restrict or exclude the pre-emptive rights of shareholders or authorize the Board to do so. A resolution of the General Meeting to restrict or exclude the pre-emptive rights, may only be adopted at the proposal of the Board. A resolution of the General Meeting to exclude or restrict pre-emptive rights, or to authorize the Board to exclude or restrict pre-emptive rights, requires a majority of the votes cast, if more than or equal to 50% of Technip Energies’ issued and outstanding share capital is present or represented at the General Meeting. A resolution of the General Meeting to exclude or restrict pre-emptive rights, or to authorize the Board to exclude or restrict pre-emptive rights, requires a majority of at least two-thirds of the votes cast, if less than 50% of Technip Energies’ issued and outstanding share capital is present or represented at the General Meeting.

The designation of the Board as the body competent to restrict or exclude the pre-emptive rights may be extended by a resolution of the General Meeting for a period not exceeding five years in each case. Designation by resolution of the shareholders at the General Meeting cannot be withdrawn unless determined otherwise at the time of designation.

The General Meeting has authorized the Board for a period of five years from February 16 2021, to restrict or exclude the pre-emptive rights upon the issuance of shares in accordance with the authorization of the Board described above under “—Issuance of Shares”.

Acquisition by Technip Energies of Shares

Technip Energies and each of its subsidiaries may acquire Shares, subject to certain provisions of Dutch law and the Articles of Association or the articles of association of such subsidiary, as applicable. Shares may be acquired by Technip Energies or a subsidiary against no consideration or against consideration. Shares may only be acquired against consideration if (i) Technip Energies’ shareholders’ equity less the acquisition price is not less than the sum of the paid-up and called-up share capital and any reserves to be maintained by Dutch law or the Articles of Association, (ii) Technip Energies and Technip Energies’ subsidiaries would not thereafter hold shares or hold shares as pledgee with an aggregate nominal value exceeding 50% of Technip Energies’ then current issued and outstanding share capital, and (iii) the Board has been designated to do so by the General Meeting. The designation of the Board is not required if Technip Energies acquires fully paid-up Shares for the purpose of transferring these to Technip Energies employees or the employees of a member of the Company under any applicable equity compensation plan.

The General Meeting has authorized the Board for a period of 18 months from February 16 2021, to repurchase up to 50% of Technip Energies’ issued and outstanding share capital at February 16 2021.

Transfer of Shares

The transfer of registered Shares (other than in book-entry form) requires a Dutch deed executed for that purpose and, save in the event that Technip Energies itself is a party to the transaction, written acknowledgement by Technip Energies. For as long as the Shares are listed on a regulated foreign stock exchange, the Board may resolve, with due observation of the statutory requirements, that the property law aspects of the Shares, are governed by the law of the state of establishment of such stock exchange or by the law of the state in which transfers and other legal acts under property law relating to the Shares can or must be made with the consent of such stock exchange.

Capital Reduction

The General Meeting may resolve, at the proposal of the Board, to reduce the issued and outstanding share capital by a cancellation of Shares or by reducing the nominal value of the Shares by amending the Articles of Association. A resolution to cancel Shares may only relate to shares held by Technip Energies itself. A reduction of the nominal value of Shares, with or without repayment, must be made pro rata on all Shares concerned. This requirement may be waived if all shareholders concerned so agree.

A resolution of the General Meeting to reduce the share capital requires a majority of the votes cast, if more than or equal to half of the issued and outstanding share capital is present or represented at the General Meeting. A resolution of the General Meeting to reduce the share capital requires a majority of at least two-thirds of the votes cast, if less than half of the issued and outstanding share capital is present or represented at the General Meeting.

In addition, Dutch law contains detailed provisions regarding the reduction of capital. A resolution to reduce the issued and outstanding share capital shall not take effect as long as creditors can have legal recourse against the resolution.

Dividends and Other Distributions

Amount Available for Distribution

Pursuant to Dutch law and the Articles of Association, the distribution of profits will take place following the adoption of the annual accounts, from which Technip Energies will determine whether such distribution is permitted. Technip Energies may make distributions to the shareholders, whether from profits or from Technip Energies’ freely distributable reserves, only insofar as Technip Energies’ shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law.

The Board may resolve to reserve the profits or part of the profits. Any profits remaining after the reservation referred to in the previous sentence by the Board will be at the disposal of the General Meeting, which may resolve to add the remaining profits to the reserves or distribute it among the shareholders. Distributions of dividends will be made to shareholders pro rata to their shareholding.

Subject to Dutch law and the Articles of Association, the Board may resolve to distribute an interim dividend on Shares. For this purpose, the Board must prepare an interim statement of assets and liabilities. Such interim statement shall show Technip Energies’ financial position not earlier than on the first day of the third month before the month in which the resolution to make the interim distribution is announced. An interim dividend can only be paid if (i) an interim statement of assets and liabilities is drawn up showing that the funds available for distribution are sufficient, and (ii) Technip Energies’ shareholders’ equity exceeds the sum of the paid-up and called-up share capital plus the reserves required to be maintained by Dutch law.

At the proposal of the Board, the General Meeting may resolve that Technip Energies make distributions to its shareholders from one or more of Technip Energies’ freely distributable reserves, other than by way of profit distribution.

Dividends and other distributions shall be made payable on the date determined by the Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to Technip Energies.

Dissolution and Liquidation

Technip Energies may only be dissolved by a resolution of the General meeting at the a proposal of the Board. If a resolution to dissolve Technip Energies is to be submitted to a General Meeting, this must in all cases be stated in the notice convening the General Meeting. If the General Meeting resolves to dissolve Technip Energies, the Directors will be charged with the liquidation of the business of Technip Energies, unless the General Meeting resolves otherwise at the proposal of the Board. During liquidation, the provisions of the Articles of Association will remain in force as far as possible.

Any surplus remaining after settlement of all debts and liquidations costs will be distributed to the holders of Shares pro rata to their shareholding.

Exchange Controls and Other Provisions Relating to Non-Dutch Shareholders

Pursuant to Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company.

Pursuant to Dutch law, there are no exchange controls applicable to Technip Energies’ import or export of capital, including the availability of cash and cash equivalents to Technip Energies as a Dutch company.

Shareholder Rights

Shareholders have voting rights and are entitled to one vote per share on all matters submitted to voting at the General Meeting. One or more shareholders who solely or jointly represent at least 3% of the issued and outstanding share capital may request to include items on the agenda of a General Meeting. One or more shareholders who solely or jointly represent 10% of the issued and outstanding share capital may request the Board to convene a General Meeting

Shareholders are entitled to receive dividends pro rata to their shareholding. Upon Technip Energies’ liquidation or dissolution, any surplus remaining after settlement of all debts and liquidation costs will be distributed to the shareholders pro rata to their shareholding.

Shareholders may inspect the annual accounts, management report, audit statement and other additional information of Technip Energies as prescribed by Dutch law at Technip Energies’ offices from the day of the notice convening the General Meeting at which these documents are to be considered. Under Dutch law, if requested by a shareholder, usufructuary or pledgee of Shares, the Board must provide an extract from the Technip Energies’ shareholders register in relation to his or her title to a Share free of charge.

There are no limitations imposed by Dutch law or the Articles of Association restricting the rights of non-residents of the Netherlands or non-citizens of the Netherlands to hold or vote shares of Technip Energies.

Changes to Shareholder Rights

To the extent allowed under Dutch law, the rights of shareholders can be changed through an amendment of the Articles of Association. A resolution to amend the Articles of Association can only be adopted at the proposal of the Board.

A resolution to exclude or limit pre-emptive rights of shareholders can only be adopted at the proposal of the Board. Such resolution or the authorization to exclude or limit pre-emptive rights by the General Meeting to the Board requires a two-thirds majority of the votes cast, if less than 50% of the issued and outstanding share capital is present or represented at the General Meeting.

Both a resolution to amend the Articles of Association and a resolution to exclude or limit pre-emptive rights must meet the standards of reasonableness and fairness that must be observed by the Board and shareholders towards shareholders whose position could be prejudiced as a result of such resolution.

No obligation other than to pay up the nominal amount of a Share may be imposed upon a shareholder against his will.

General Meetings and Voting Rights

General Meeting

General Meetings are held in the Netherlands at the place where Technip Energies has its corporate seat (Amsterdam), or at Eindhoven, Groningen, Haarlem, Haarlemmermeer (Schiphol Airport), Hoofddorp, Maastricht, Rotterdam, The Hague, or Zoetermeer (the Netherlands). The annual General Meeting shall be held no later than six months after the end of the financial year on the date and hour and at the place mentioned in the convening notice. Additional extraordinary General Meetings may also be held whenever considered appropriate by the Board. Pursuant to Dutch law, one or more shareholders, who solely or jointly represent at least one-tenth of the issued and outstanding share capital, may request the Board to convene a General Meeting. If the Board has not taken the steps necessary to ensure that a General Meeting is held within the relevant statutory period after the request, the requesting persons may, at his/her/their request, be authorized by a court in preliminary relief proceedings to convene a General Meeting.

General Meetings shall be convened by a notice, which shall include an agenda stating the items to be discussed, including for the annual General Meeting, among other things, the discussion and adoption of the annual accounts, appropriation of Technip Energies profits, and proposals relating to the Board, including the filling of any vacancies in the Board and the advisory vote on Technip Energies’ remuneration report. In addition, the agenda shall include such items as have been included therein by the Board. One or more shareholders, alone or together, representing at least 3% of the issued and outstanding share capital may also request to include items in the agenda of a General Meeting. Requests must be made in writing and received by the Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those which have been included in the agenda.

Dutch law provides for a statutory cooling-off period of up to 250 days. During this cooling-off period, the General Meeting is not able to dismiss or suspend Directors unless upon a proposal by the Board. The cooling-off period can be invoked by the Board in case: (a) shareholders, using either their shareholder proposal right or their right to request a General Meeting, propose an agenda item for the General Meeting to dismiss or suspend a Director; or (b) a public offer for Technip Energies is made or announced without the Technip Energies’ support, provided, in each case, that the Board believes that such proposal or offer materially conflicts with the interests of Technip Energies and its business.

The cooling-off period, if invoked, ends at occurrence of the earliest of the following events: (a) the expiration of 250 days from, in case of shareholders using their shareholder proposal right, the day after the deadline for making such proposal expired; in case of shareholders using their right to request a General Meeting of Shareholders, the day when they obtain court authorization to do so; or in case of a hostile offer being made, the first following day, (b) the day after the hostile offer having been declared unconditional; or (c) the Board voluntarily terminating the cooling-off period. In addition, shareholders representing at least 3% of Technip Energies’ issued share capital may request the enterprise chamber of the court of appeal in Amsterdam for early termination of the cooling-off period.

In addition to the statutory cooling-off period, the Code provides for a 180-day response period. If one or more shareholders intends to request that an item be put on the agenda for a General Meeting that may result in a change in Technip Energies’ strategy such as the suspension or dismissal of a Director, pursuant to the Code, the Board may invoke a response time of a maximum of 180 days. During this period the Board does not have to include the item on the agenda for the General Meeting.

The General Meeting is presided over by the non-executive Director designated as chair who shall serve as the chair of the Board, or by one of the other Directors or any other person designated for that purpose by the Board. Directors may attend a General Meeting in person or by electronic means of communication. In these meetings, they have an advisory vote. The chair of the meeting may decide at his or her discretion to admit other persons to the meeting.

The external auditor of Technip Energies may attend the annual General Meeting in which the annual accounts are discussed.

Admission and Registration

All shareholders, and each usufructuary and pledgee to whom the right to vote on Technip Energies’ shares accrues, are entitled, in person or represented by a proxy authorized in writing, to attend and address the General Meeting and exercise voting rights pro rata to their shareholding. Shareholders may exercise their rights if they are the holders of Shares on the record date as required by Dutch law, which is the 28th day before the day of the General Meeting, and they or their proxy have notified Technip Energies of their intention to attend the General Meeting in writing or by any other electronic means that can be reproduced on paper ultimately at a date set for that purpose by the Board, specifying such person’s name and the number of shares for which such person may exercise the voting rights and/or meeting rights at such General Meeting. The convocation notice shall state the record date and the manner in which the persons entitled to attend the General Meeting may register and exercise their rights.

Quorum and Voting Requirements

Each Share confers the right to cast one vote at the General Meeting. Shareholders may vote by proxy. No votes may be cast at a General Meeting on Shares held by Technip Energies or Technip Energies subsidiaries. Nonetheless, the holders of a right of usufruct and the holders of a right of pledge in respect of shares in Technip Energies’ share capital held by Technip Energies or Technip Energies’ subsidiaries are not excluded from the right to vote on such shares, if the right of usufruct (vruchtgebruik) or the right of pledge was granted prior to the time such share was acquired by Technip Energies or any of Technip Energies’ subsidiaries. Technip Energies may not cast votes on Shares in respect of which Technip Energies or a subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge. Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of Shares on which votes may be cast, or the amount of the share capital that is present or represented at a General Meeting. Unless Dutch law or the Articles of Association states otherwise, all resolutions adopted at the General Meeting are adopted with a majority of the votes cast. Insofar as the law does not prescribe otherwise, resolutions of the General Meeting require the approval of the Board unless the resolution has been adopted at the proposal of the Board.

No quorum requirements apply.

Action by written consent

The adoption of resolutions of the General Meeting outside a General Meeting and by unanimous written consent is not provided for in the Articles of Association as this would practically not be feasible because such resolution would require the consent of each individual shareholder.

Amendment of the Articles of Association

The Articles of Association may only be amended by a resolution of the General Meeting at the proposal of the Board. If a resolution to amend the Articles of Association is to be submitted to the General Meeting, this must in all cases be stated in the notice convening the General Meeting.

Annual Accounts and Semi-Annual Accounts

Annually, within four months after the end of the financial year, the Board must prepare the annual accounts and make them available for inspection by the shareholders at the office of Technip Energies. The Annual Accounts must be accompanied by an auditor’s statement, a management report and certain other information required under Dutch law. The annual accounts must be signed by the Directors.

The annual accounts, the auditor’s statement, the management report, and the other information required under Dutch law must be made available to the shareholders for review as from the day of the notice convening the annual General Meeting. The annual accounts must be adopted by the General Meeting. The Board must send the adopted annual accounts to the AFM within five business days after adoption.

Technip Energies must prepare and make publicly available a semi-annual financial report as soon as possible, but at the latest three months after the end of the first six months of the financial year. If the semi-annual financial report is audited or reviewed, the independent auditor’s audit or review report, respectively, must be published together with the semi-annual financial report.

Dutch Financial Reporting Supervision Act

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving) (the “FRSA”) the AFM supervises the application of financial reporting standards by, among others, companies whose seat is in the Netherlands and whose securities are listed on a regulated Dutch or foreign stock exchange, such as Technip Energies.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from Technip Energies regarding its application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt that Technip Energies’ financial reporting meets such standards and (ii) recommend Technip Energies to make available further explanations. If Technip Energies does not comply with such a request or recommendation, the AFM may request that the enterprise chamber of the court of appeal in Amsterdam (the “Enterprise Chamber”) orders Technip Energies to (i) provide an explanation of the way it has applied the applicable financial reporting standards to its financial reports or (ii) prepare its financial reports in accordance with the Enterprise Chamber’s instructions.

Rules Governing Obligations of Shareholders to Make a Public Takeover Bid

Pursuant to the Dutch Financial Markets Supervision Act (“FMSA”), and in accordance with European Directive 2004/25/EC, also known as the Takeover Directive, any shareholder who (individually or jointly) directly or indirectly obtains control of a Dutch listed company is required to make a public takeover bid for all issued and outstanding shares in that company’s share capital. Such control is deemed present if a (legal) person is able to exercise, alone or acting in concert, at least 30% of the voting rights in the general meeting of such listed company (subject to an exemption for major shareholders who, acting alone or in concert, already had such stake in the company at the time of that company’s initial public offering).

In addition, it is prohibited to launch a public takeover bid for shares of a listed company, such as the Shares, unless an offer document has been approved by the AMF. A public takeover bid may only be launched by way of publication of an approved offer document. The public takeover bid rules are intended to ensure that in the event of a public takeover bid, among others, sufficient information will be made available to the shareholders, that the shareholders will be treated equally, that there will be no abuse of inside information and that there will be a proper and timely offer period.

Squeeze-out Proceedings

Pursuant to article 2:92a BW, a shareholder who for his or her own account holds at least 95% of Technip Energies’ issued and outstanding share capital may initiate proceedings against Technip Energies’ minority shareholders jointly for the transfer of their shares to the claimant. The proceedings are held before the Enterprise Chamber and can be instituted by means of a writ of summons served upon each of the minority shareholders in accordance with the provisions of the Dutch Code of Civil Procedure. The Enterprise Chamber may grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the minority shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him or her. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

An offeror that has made a public offer will also be entitled to start takeover squeeze-out proceedings if, following the public offer, the offeror holds at least 95% of the issued and outstanding share capital and represents at least 95% of the total voting rights. The claim for a takeover squeeze-out will need to be filed with the Enterprise Chamber within three months following the expiration of the acceptance period of the offer. The Enterprise Chamber in Amsterdam may only grant the claim for squeeze-out in relation to all minority shareholders and will determine the price to be paid for the shares, if necessary, after the appointment of one or three experts who will offer an opinion on the value to be paid for the shares. The offer price will be assumed to be reasonable if the offer was a mandatory offer by the offeror or if at least 90% of the shares for which the public offer was made were acquired in the offer.

Pursuant to article 2:359d BW, minority shareholders that have not previously tendered their shares under an offer to transfer their shares to the offeror are entitle to institute proceedings with the Enterprise Chamber, provided that the offeror has acquired at least 95% of the outstanding share capital and represents at least 95% of the total voting rights. In regard to price, the same procedure as for takeover squeeze-out proceedings initiated by an offeror applies. The claim also needs to be filed with the Enterprise Chamber within three months following the expiry of the acceptance period of the offer.

Obligations to Disclose Holdings

Shareholders may be subject to notification obligations under the FMSA. Shareholders are advised to seek professional advice on these obligations.

Shareholders

Pursuant to the FMSA, any person who, directly or indirectly, acquires or disposes of an actual or potential interest in the capital or voting rights of Technip Energies must notify the AFM without delay, if, as a result of such acquisition or disposal, the percentage of capital interest or voting rights held by such person in Technip Energies reaches, exceeds or falls below any of the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%. Potentially a threshold of 2% will be added to this list no later than 1 January 2021.

A notification requirement also applies if a person’s capital interest or voting rights reaches, exceeds or falls below the abovementioned thresholds as a result of a change in Technip Energies’ total outstanding share capital or voting rights. Such notification has to be made no later than the fourth trading day after the AFM has published Technip Energies’ notification of the change in its outstanding share capital.

Under the FMSA, Technip Energies is required to notify the AFM without delay of the changes in its share capital or voting rights, if its issued and outstanding share capital or voting rights changes by 1% or more compared to Technip Energies’ previous notification. Technip Energies must furthermore notify the AFM within eight days after the end of each quarter in the event that its share capital or voting rights changed by less than 1% in that relevant quarter or since Technip Energies’ previous notification.

In addition, each person who is or ought to be aware that, as a result of the exchange of certain financial instruments, such as options for shares, his actual capital or voting interest in Technip Energies, reaches, exceeds or falls below any of the following thresholds: 3%, 5%, 10%, 15%, 20%, 25%, 30%, 40%, 50%, 60%, 75% and 95%, vis-à-vis his most recent notification to the AFM, must give notice to the AFM no later than the fourth trading day after he or she became or ought to be aware of this change.

The AFM keeps a public register of all notifications made pursuant to these disclosure obligations and publishes all notifications received by it. The shareholder notifications referred to in this section should be made electronically through the notification system of the AFM.

Controlled entities, within the meaning of the FMSA, do not have notification obligations under the FMSA, as their direct and indirect interests are attributed to their (ultimate) parent. Any person may qualify as a parent for purposes of the FMSA, including an individual. A person who has a 3% or larger interest in Technip Energies’ share capital or voting rights and who ceases to be a controlled entity for these purposes must immediately notify the AFM. As of that moment, all notification obligations under the FMSA will become applicable to the former controlled entity.

For the purpose of calculating the percentage of capital interest or voting rights, the following interests must, inter alia, be taken into account: (i) shares and voting rights directly held (or acquired or disposed of) by any person; (ii) shares and voting rights held (or acquired or disposed of) by such person’s controlled entity or by a third party for such person’s account or by a third party with whom such person has concluded an oral or written voting agreement; (iii) voting rights acquired pursuant to an agreement providing for a temporary transfer of voting rights against a payment; (iv) shares which such person (directly or indirectly) or third party referred to above, may acquire pursuant to any option or other right to acquire shares; (v) shares which determine the value of certain cash settled financial instruments such as contracts for difference and total return swaps; (vi) shares that must be acquired upon exercise of a put option by a counterparty; and (vii) shares which are the subject of another contract creating an economic position similar to a direct or indirect holding in those shares. Special attribution rules apply to shares and voting rights which are part of the property of a partnership or other community of property. A holder of a pledge or right of usufruct in respect of shares can also be subject to the reporting obligations, if such person has, or can acquire, the right to vote on the shares. The acquisition of (conditional) voting rights by a pledgee or beneficial owner may also trigger the reporting obligations as if the pledgee or beneficial owner were the legal holder of the shares.

For the purpose of calculating the percentage of capital interest or voting rights, the following instruments qualify as “shares”: (i) shares; (ii) depositary receipts for shares (or negotiable instruments similar to such receipts); (iii) negotiable instruments for acquiring the instruments under (i) or (ii) (such as convertible bonds); and (iv) options for acquiring the instruments under (i) or (ii).

The notification to the AFM should indicate whether the interest is held directly or indirectly, and whether the interest is an actual or a potential interest.

Gross short positions in shares must also be notified to the AFM. For these gross short positions the same thresholds apply as for notifying an actual or potential interest in the capital and/or voting rights of a Dutch listed company, as referred to above, and without any set-off against long positions.

In addition to the above described notification obligations pertaining to capital interest or voting rights, pursuant to Regulation (EU) No 236/2012, as amended, ESMA Decision of 16 March 2020, ESMA70-155-9546, ESMA Decision of 10 June 2020, ESMA70-155-10189, ESMA Decision of 16 September 2020, ESMA70-155-11072 and ESMA Decision of 16 December 2020, ESMA70-155-11608, notification must be made of any net short position of 0.1 percent in the issued share capital of Technip Energies and of every subsequent 0.1 percent above this threshold. Each net short position equal to 0.5% of the issued and outstanding share capital of a Dutch listed company and any subsequent increase of that position by 0.1% will be made public via the AFM short selling register. To calculate whether a natural person or legal person has a net short position, their short positions and long positions must be set-off. A short transaction in a share can only be contracted if a reasonable case can be made that the shares sold can actually be delivered, which requires confirmation of a third party that the shares have been located.

Directors and Persons Discharging Managerial Responsibilities

Pursuant to the FMSA, each Director must notify the AFM: (a) immediately following the admission to trading of the Shares of the number of Shares and options he or she holds and the number of votes he or she is entitled to cast in respect of Technip Energies’ issued and outstanding share capital, and (b) subsequently of each change in the number of Shares or options he holds and of each change in the number of votes he is entitled to cast in respect of Technip Energies’ issued and outstanding share capital, immediately after the relevant change. If a Director has notified a change in shareholding to the AFM under the FMSA as described above under “—Obligations to Disclose Holdings—Shareholders”, such notification is sufficient for purposes of the FMSA as described in this paragraph.

Furthermore, pursuant to the Market Abuse Regulation and the regulations promulgated thereunder, any Director as well as any other person discharging managerial responsibilities in respect of Technip Energies who has regular access to inside information relating directly or indirectly to Technip Energies and power to take managerial decisions affecting future developments and business prospects of Technip Energies, must notify the AFM by means of a standard form of any transactions conducted for his or her own account relating to the Shares or debt instruments of Technip Energies or to derivatives or other financial instruments linked thereto.

In addition, pursuant to the Market Abuse Regulation, certain persons who are closely associated with a Director or any of the other persons as described above, are required to notify the AFM of any transactions conducted for their own account relating to the Shares or debt instruments of Technip Energies or to derivatives or other financial instruments linked thereto. The Market Abuse Regulation covers, inter alia, the following categories of persons: (i) the spouse or any partner considered by national law as equivalent to the spouse; (ii) dependent children; (iii) other relatives who have shared the same household for at least one year at the relevant transaction date; and (iv) any legal person, trust or partnership whose managerial responsibilities, among other things, are discharged by a person referred to under (i) to (iii) above or by the relevant Directors or other person discharging the managerial responsibilities in respect of Technip Energies as described above.

The notifications pursuant to the Market Abuse Regulation described above must be made to the AFM no later than the third business day following the relevant transaction date. Under certain circumstances, these notifications may be postponed until all transactions within a calendar year have reached a total amount of EUR 5,000 (calculated without netting). Any subsequent transaction must be notified as set forth above.

Non-compliance

Non-compliance with the disclosure obligations set out in the paragraphs above is an economic offense and may lead to the imposition of criminal prosecution, administrative fines, imprisonment or other sanctions. The AFM may impose administrative penalties or a cease-and-desist order under penalty for non-compliance. If criminal charges are pressed, the AFM is no longer allowed to impose administrative penalties and vice versa, the criminal prosecution is no longer allowed if administrative penalties have been imposed. Furthermore, a civil court can impose measures against any person who fails to notify or incorrectly notifies the AFM of matters required to be correctly notified. A claim requiring that such measures be imposed must be instituted by Technip Energies and/or one or more shareholders who alone or together with others represent(s) at least 3% of the issued and outstanding share capital or are able to exercise at least 3% of the voting rights. The measures that the civil court may impose include (a) an order requiring the person violating the disclosure obligations to make appropriate disclosure, (b) suspension of voting rights in respect of such person’s Shares for a period of up to three years as determined by the court; (c) voiding a resolution adopted at a General Meeting, if the court determines that the resolution would not have been adopted if the voting rights of the person who is obliged to notify had not been exercised, or suspension of a resolution until the court makes a decision about such voiding; and (d) an order to the person violating the disclosure obligations to refrain, during a period of up to five years as determined by the court, from acquiring Shares and/or voting rights in Shares.

Public registry

The AFM does not issue separate public announcements of these notifications. It does, however, keep a public register of all notifications under the FMSA on its website (www.afm.nl). Third parties can request to be notified automatically by e-mail of changes to the public register in relation to a particular company’s shares or a particular notifying party.

Market Abuse Regulation

The rules on preventing market abuse set out in the Market Abuse Regulation are applicable to Technip Energies, the members of the Board, other insiders and persons performing or conducting transactions in Technip Energies’ financial instruments. Certain important market abuse rules that are relevant for investors are described hereunder.

Technip Energies is required to make inside information public. Pursuant to Market Abuse Regulation, inside information is information of a precise nature, which has not been made public, relating, directly or indirectly, to the issuer or to one or more financial instruments, and which, if it were made public, would be likely to have a significant effect on the prices of those financial instruments or on the price of related derivative financial instruments. Unless an exception applies, Technip Energies must without delay publish inside information which directly concerns Technip Energies by means of a press release, and post and maintain it on its website for at least five years. Technip Energies must also provide the AFM with this inside information at the time of publication.

It is prohibited for any person to make use of inside information by acquiring or disposing of, for its own account or for the account of a third party, directly or indirectly, financial instruments to which that information relates, as well as an attempt thereto (insider dealing). The use of inside information by cancelling or amending of an order concerning a financial instrument also constitutes insider dealing. In addition, it is prohibited for any person to disclose inside information to anyone else (except where the disclosure is made strictly as part of the person’s regular duty or function) or, whilst in possession of inside information, recommend or induce anyone to acquire or dispose of financial instruments to which the information relates. Furthermore, it is prohibited for any person to engage in or attempt to engage in market manipulation, for instance by conducting transactions which could lead to an incorrect or misleading signal of the supply of, the demand for or the price of a financial instrument.

Technip Energies and any person acting on its behalf or on its account is obliged to draw up an insiders’ list of persons working for Technip Energies and having, on a regular or incidental basis, knowledge of inside information. Technip Energies is obliged to update the insider list and provide the insider list to the AFM upon its request. Technip Energies and any person acting on its behalf or on its account is obliged to take all reasonable steps to ensure that any person on the insider list acknowledges in writing the legal and regulatory duties entailed and is aware of the sanctions applicable to insider dealing and unlawful disclosure of inside information.

A person discharging managerial responsibilities is not permitted to (directly or indirectly) conduct any transactions on its own account or for the account of a third party, relating to Shares or debt instruments of Technip Energies or other financial instruments linked thereto, during a closed period of 30 calendar days before the announcement of an interim financial report or a management report of Technip Energies.

Transparency Directive

The Netherlands is Technip Energies’ home member state for the purposes of Directive 2004/109/EC (as amended by Directive 2013/50/EU) as a consequence of which Technip Energies will be subject to the FMSA in respect of certain ongoing transparency and disclosure obligations.

AMERICAN DEPOSITARY SHARES

Technip Energies has established a sponsored American Depositary Receipts (“ADR”) program in the United States. The ADRs are not listed on any national securities exchange in the United States or quoted on any automated inter-dealer quotation system in the United States and trade over-the-counter.

The Company’s ADR program is administered by J.P. Morgan Depositary Receipts Group, JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 11, New York, NY 10179, United States (the “Depositary”). ADRs evidence American Depositary Shares (“ADSs”) issuable by the Depositary pursuant to the terms of the Deposit Agreement dated as of February 19, 2021 (the “Deposit Agreement”), the form of which is attached as an exhibit to Form F-6 (File no. 333-253048) filed with the Securities and Exchange Commission on February 12, 2021 and available at www.sec.gov.

Each ADS currently represents one deposited Share. The ADS to share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR, which is attached to the Deposit Agreement). In the future, each ADS will also represent any securities, cash or other property deposited with the Depositary but which has not been distributed directly to ADS holders (together with any deposited shares, the “Deposited Securities”).

For the purposes of the following description, “Holders” refers to the registered ADS holders. “Beneficial Owner” means as to any ADS, any person or entity having a beneficial ownership interest in such ADS. ADSs may be held either directly or indirectly through a broker or other financial institution. If an ADS holder holds their ADSs directly, they will be a registered ADS holder. If an ADS is held indirectly, the relevant holder must rely on the procedures of their broker or other financial institution to assert the rights of ADS holders described below. Such holders should consult with their broker or financial institution to find out what those procedures are.

Share Dividends and Other Distributions

The Company may make various types of distributions with respect to its securities. To the extent practicable, the Depositary will deliver such distributions to each Holder entitled thereto, in proportion to their interests, on the record date set by the Depositary, in the following manner:

•
Cash. The Depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.

•
Shares. In the case of a distribution in shares, the Depositary will issue the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•
Rights. The Depositary will distribute warrants or other instruments in the discretion of the Depositary representing rights to acquire additional ADRs in respect of any rights to subscribe for additional shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities, to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute the same (the Company has no obligation to so furnish such evidence). However, to the extent the Company does not timely furnish such evidence, the Depositary may:

i.	sell such rights if practicable and distribute the net proceeds from the sale of such rights in the same manner as cash; or

ii.
if it is not practicable to sell the rights by reason of the non-transferability of such rights, limited markets therefor, their short duration or otherwise, do nothing (and allow such rights to lapse).

•
Other Distributions. In the case of a distribution of securities or property other than those described above, the Depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute the net proceeds in the same way it distributes cash.

The Depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

The Depositary reserves the right to utilize a division, branch or affiliate of the Depositary to direct, manage and/or execute any public and/or private sale of securities under the Deposit Agreement. Such division, branch and/or affiliate may charge the Depositary a fee in connection with such sales, which fee is considered an expense of the Depositary. All purchases and sales of securities will be handled by the Depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the Depositary shall be solely responsible for.

Issuance and withdrawal

Upon each deposit of shares or evidence of rights to receive shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the Depositary and any taxes or other fees or charges owing, the Depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. Shares deposited must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the Depositary shall direct. All of the ADSs issued will, unless specifically requested to the contrary, be part of the Depositary’s direct registration system, and a registered holder will receive periodic statements from the Depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the Depositary’s direct registration system and that a certificated ADR be issued.

In its capacity as Depositary, the Depositary shall not lend shares or ADSs.

Upon surrender of (i) a certificated ADR in a form satisfactory to the Depositary at the Depositary’s office or (ii) proper instructions and documentation in the case of a direct registration ADR, the Depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to the Holder or upon the Holder’s written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At the Holder’s risk, expense and request, the Depositary may deliver deposited securities at such other place as the Holder may request.

Transfer

ADRs are transferable on the ADR register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the aggregate number of ADSs surrendered for split-up or combination, by the Holder thereof or by duly authorized attorney upon surrender of the relevant ADR upon delivery to the Depositary of proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR register at any time or from time to time when deemed expedient by it. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a direct registration ADR, or vice versa, execute and deliver a certificated ADR or a direct registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or direct registration ADR, as the case may be, substituted.

Record dates

The Depositary may, after consultation with the Company if practicable, fix a record date (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by the Company) for the determination of the Holders who shall be entitled or obligated:

•	to receive any distribution on or in respect of Deposited Securities;

•	to give instructions for the exercise of any voting rights;

•	to pay the fee assessed by the Depositary for administration of the ADR program and for any expenses as provided for in the ADR;

•	to receive any notice or to act in respect of other matters, all subject to the provisions of the Deposit Agreement.

Voting rights

As soon as practicable after receipt of notice of any meeting at which the holders of Shares are entitled to vote, or of solicitation of consents or proxies from holders of Shares or other Deposited Securities, the Depositary shall fix the ADS record date in accordance with paragraph (11) above provided that if the Depositary receives a written request from the Company in a timely manner and at least 30 days prior to the date of such vote or meeting, the Depositary shall, at the Company’s expense, distribute to Holders a notice (the “Voting Notice”) stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each Holder on the record date set by the Depositary will, subject to any applicable provisions of Dutch law, be entitled to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holder’s ADRs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by the Company. Each Holder shall be solely responsible for the forwarding of Voting Notices to the Beneficial Owners of ADSs registered in such Holder’s name. There is no guarantee that Holders and Beneficial Owners generally or any Holder or Beneficial Owner in particular will receive the notice described above with sufficient time to enable such Holder or Beneficial Owner to return any voting instructions to the Depositary in a timely manner.

Following actual receipt by the ADR department responsible for proxies and voting of Holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the Depositary shall, in the manner and on or before the time established by the Depositary for such purpose, endeavor to vote or cause to be voted the Deposited Securities represented by the ADSs evidenced by such Holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing Deposited Securities. The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

Notwithstanding anything contained in the Deposit Agreement or any ADR, the Depositary may, to the extent not prohibited by any law, rule, or regulation or by the rules and/or requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the Depositary in connection with any meeting of or solicitation of consents or proxies from holders of Deposited Securities, distribute to the Holders a notice that provides Holders with or otherwise publicizes to Holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). Holders are strongly encouraged to forward their voting instructions as soon as possible. Voting instructions will not be deemed received until such time as the ADR department responsible for proxies and voting has received such instructions, notwithstanding that such instructions may have been physically received by JPMorgan Chase Bank, N.A., as Depositary, prior to such time.

Reports and other communications

The Depositary will make available for inspection by Holders at the offices of the Depositary and of the custodian the Deposit Agreement, the provisions of or governing Deposited Securities, and any written communications from the Company, which are both received by the custodian or its nominee as a holder of Deposited Securities and made generally available to the holders of Deposited Securities.

Additionally, the Depositary will distribute copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company.

Fees and expenses

The Depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by the Company or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, U.S. $5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a Share Distribution or elective distribution is made or offered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall also be incurred by the Holders, the Beneficial Owners, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs), whichever is applicable:

•	a fee of U.S. $0.05 or less per ADS held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the Deposit Agreement;

•
fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto,

•
an aggregate fee of U.S.$0.05 or less per ADS per calendar year (or portion thereof) for services performed by the Depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against Holders as of the record date or record dates set by the Depositary during each calendar year and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and

•
fee for the reimbursement of such fees, charges and expenses as are incurred by the Depositary and/or any of its agents (including, without limitation, the Custodian and expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the Shares or other Deposited Securities, the sale of securities (including, without limitation, Deposited Securities), the delivery of Deposited Securities or otherwise in connection with the Depositary’s or its Custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions).

The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the custodian) pursuant to agreements from time to time between the Company and the Depositary, except:

•	stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing shares);

•
SWIFT, cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering shares, ADRs or Deposited Securities (which are payable by such persons or Holders); and

•
transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing shares or Holders withdrawing Deposited Securities).

The Depositary anticipates reimbursing the Company for certain expenses incurred by the Company that are related to the establishment and maintenance of the ADR program upon such terms and conditions as the Company and the Depositary may agree from time to time. The Depositary may make available to the Company a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as the Company and the Depositary may agree from time to time.

The right of the Depositary to receive payment of fees, charges and expenses survives the termination of the Deposit Agreement. As to any Depositary, upon the resignation or removal of such Depositary, such right shall extend for those fees, charges and expenses incurred prior to the effectiveness of such resignation or removal.

Taxes

Holders must pay any tax or other governmental charge (including any penalties and/or interest) payable by the custodian or the Depositary on any ADS or ADR, Deposited Security or distribution. If any tax or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the Depositary with respect to any ADR, any Deposited Securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary and by holding, or having held, an ADR the Holder and all prior Holders thereof jointly and severally agree to indemnify, defend and save harmless each of the Depositary and its agents in respect thereof and by holding or having held this ADR or any ADSs evidenced hereby, the Holder and all Beneficial Owners hereof and thereof, and all prior Holders and Beneficial Owners hereof and thereof, jointly and severally, agree to indemnify, defend and save harmless each of the Depositary and its agents in respect of such tax or other governmental charge. Each Holder of this ADR and Beneficial Owner of the ADSs evidenced hereby, and each prior Holder and Beneficial Owner hereof and thereof (collectively, the “Tax Indemnitors”), by holding or having held an ADR or an interest in ADSs, acknowledges and agrees that the Depositary shall have the right to seek payment of amounts owing with respect to this ADR under this paragraph (5) from any one or more Tax Indemnitor(s) as determined by the Depositary in its sole discretion, without any obligation to seek payment from any other Tax Indemnitor(s). The Depositary may also refuse to effect any registration, registration of transfer, split-up or combination of any ADR, or any withdrawal of Deposited Securities, until such payment is made.

 If the Depositary determines that any distribution in property other than cash (including shares or rights) on Deposited Securities is subject to any tax that the Depositary or the custodian is obligated to withhold, the Depositary may dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

Holders and Beneficial Owners, agree to indemnify the Company, the Depositary, the custodian and any of their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained which obligations shall survive any transfer or surrender of ADSs or the termination of the Deposit Agreement.

Reclassifications, recapitalizations and mergers

In the event of changes affecting the Deposited Securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, (ii) any distributions of shares or other property not made to Holders or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all the assets of the Company, then the Depositary may in its discretion:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property received by it in connection with such actions;

•	sell any securities or property received and distribute the proceed as cash; or

•	choose to do none of the above.

If the depositary chooses not to take any of the above actions, any of the cash, securities or other property it receives will constitute a part of the Deposited Securities and each ADS will then represent a proportionate interest in such property.

Promptly upon the occurrence of any of the aforementioned changes affecting Deposited Securities, the Company shall notify the Depositary in writing of such occurrence and as soon as practicable after receipt of such notice from the Company, may instruct the Depositary to give notice thereof, at the Company’s expense, to Holders in accordance with the provisions hereof. Upon receipt of such instruction, the Depositary shall give notice to the Holders in accordance with the terms thereof, as soon as reasonably practicable.

Amendment and termination

The ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders or Beneficial Owners, shall become effective 30 days after notice of such amendment shall have been given to the Holders. If an ADR holder or Beneficial Owner continues to hold an ADR or ADRs after being so notified, such ADR holder shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of any ADR holder to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders or Beneficial Owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, we and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

Notice of any amendment to the Deposit Agreement or form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the Holders identifies a means for Holders and Beneficial Owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s website or upon request from the Depositary).

The Depositary may, and shall at the Company’s written direction, terminate the Deposit Agreement and the ADRs by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the Depositary shall have (i) resigned as depositary under the Deposit Agreement, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating under the Deposit Agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the Deposit Agreement, notice of such termination by the Depositary shall not be provided to Holders unless a successor depositary shall not be operating under the Deposit Agreement on the 90th day after the Company’s notice of removal was first provided to the Depositary. Notwithstanding anything to the contrary in the Depositary Agreement, the Depositary may terminate the Deposit Agreement without notice to the Company, but subject to giving 30 days’ notice to the Holders, under the following circumstances: (i) in the event of the Company’s bankruptcy or insolvency, (ii) if the Shares cease to be listed on an internationally recognized stock exchange, (iii) if the Company effects (or will effect) a redemption of all or substantially all of the Deposited Securities, or a cash or share distribution representing a return of all or substantially all of the value of the Deposited Securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of Deposited Securities.

After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement or the ADRs, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn. As soon as practicable after the date so fixed for termination, the Depositary shall use its reasonable efforts to sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders not theretofore surrendered. After making such sales, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADRs, except to account for such net proceeds and other cash.

Limitations on obligations and liability

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADR, the delivery of any distribution in respect thereof, or the withdrawal of any Deposited Securities, and from time to time in the case of the production of proofs as described below, the Company, the Depositary or the custodian may require:

•
payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares or other Deposited Securities upon any applicable register and (iii) any applicable fees and expenses described in the Deposit Agreement;

•
the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and

•	compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement.

The issuance of ADRs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR register or any register for Deposited Securities is closed or when any such action is deemed advisable by the Depositary.

The Deposit Agreement expressly limits the obligations and liability of the Depositary, the Company and each of their respective agents, provided, however, that no disclaimer of liability under the Securities Act of 1933 is intended by any of the limitations of liabilities provisions of the Deposit Agreement. The Deposit Agreement provides that each of the Company, the Depositary and their respective agents will:

•
incur no liability to Holders or Beneficial Owners if any present or future law, rule, regulation, fiat, order or decree of the United States, the Netherlands or any other country or jurisdiction, or of any governmental or regulatory authority or any securities exchange or market or automated quotation system, the provisions of or governing any Deposited Securities, any present or future provision of the Company’s Articles of Association, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, strike, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond the Company’s, the Depositary’s or their respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADRs provide shall be done or performed by the Company, the Depositary or their respective agents (including, without limitation, voting);

•
incur no liability by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or things which by the terms of the Deposit Agreement it is provided shall or may be done or performed or any exercise or failure to exercise discretion under the Deposit Agreement or the ADRs (including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable);

•
incur or assume no liability to Holders or Beneficial Owners except to perform its obligations to the extent they are specifically set forth in the Deposit Agreement and the ADRs without gross negligence or willful misconduct and the Depositary shall not be a fiduciary or have any fiduciary duty to Holders or Beneficial Owners;

•	in the case of the Depositary and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, ADSs or the ADRs;

•
in the case of the Company and its agents, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities, the ADSs or the ADRs, which in the Company’s or its agent’s opinion, as the case may be, may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; and

•
not be liable to Holders or Beneficial Owners for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information, or in the case of the Depositary only, the Company.

The Depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of the Depositary. The Depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale. Notwithstanding anything to the contrary contained in the Deposit Agreement or any ADRs, the Depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has (i) committed fraud or willful misconduct in the provision of custodial services to the Depositary or (ii) failed to use reasonable care in the provision of custodial services to the Depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The Depositary, its agents and the Company may rely and shall be protected in acting upon any written notice, request, direction, instruction or document believed by them to be genuine and to have been signed, presented or given by the proper party or parties. The Depositary shall be under no obligation to inform Holders or any other holders of an interest in any ADSs about the requirements of Danish law, rules or regulations or any changes therein or thereto.

Neither the Depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The Depositary may rely upon instructions from the Company or its counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADRs. Notwithstanding anything to the contrary set forth in the Deposit Agreement or any ADR, the Depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any Holder or any ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. None of the Depositary, the custodian or the Company shall be liable for the failure by any Holder or Beneficial Owner to obtain the benefits of credits on the basis of non-U.S. tax paid against such Holder’s or Beneficial Owner’s income tax liability. The Depositary is under no obligation to provide the Holders and Beneficial Owners, or any of them, with any information about the tax status of the Company. The Depositary and the Company shall not incur any liability for any tax or tax consequences that may be incurred by Holders and Beneficial Owners on account of their ownership of the ADRs or ADSs.

The Depositary shall not incur any liability for the content of any information submitted to it by or on behalf of the Company for distribution to the Holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the Deposited Securities, for the validity or worth of the Deposited Securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from the Company.

Notwithstanding anything in the Deposit Agreement or the ADRs to the contrary, the Depositary and the Custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection herewith and the Deposit Agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the Depositary and the Custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary.

The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company under certain circumstances. Neither the Depositary, the Company nor any of their respective agents shall be liable to Holders or Beneficial Owners for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, Holders and Beneficial Owners), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

No provision of the Deposit Agreement or this ADR is intended to constitute a waiver or limitation of any rights which Holders or Beneficial Owners may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

Disclosure of interest in ADSs

To the extent that the provisions of or governing any Deposited Securities may require disclosure of or impose limits on beneficial or other ownership of, or interests in, Deposited Securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders and Beneficial Owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions the Company may provide in respect thereof. The Company reserves the right to instruct Holders (and through any such Holder, the Beneficial Owners of ADSs evidenced by the ADRs registered in such Holder’s name) to deliver their ADSs for cancellation and withdrawal of the Deposited Securities so as to permit the Company to deal with the Holder and/or Beneficial Owner directly as a holder of shares and Holders agree to comply with such instructions. The Depositary agrees to cooperate with the Company in its efforts to inform Holders and Beneficial Owners of the Company’s exercise of its rights under this paragraph and agrees to consult with, and provide reasonable assistance without risk, liability or expense on the part of the Depositary, to the Company on the manner or manners in which it may enforce such rights with respect to any Holder.

Books of Depositary

The Depositary or its agent will keep a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the Depositary’s direct registration system. Registered holders of ADRs may inspect such records at the Depositary’s office at all reasonable times, but solely for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement.

The Depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

Each Holder and each Beneficial Owner, upon acceptance of any ADSs or ADRs or (or any interest in any of them) issued in accordance with the terms and conditions of the Deposit Agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s);

•
appoint the Depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s), the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

•
acknowledge and agree that (i) nothing in the Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the Depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of nonpublic information about the Company, Holders, Beneficial Owners and/or their respective affiliates, (iii) the Depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with the Company, Holders, Beneficial Owners and/or the affiliates of any of them, (iv) the Depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to the Company or the Holders or Beneficial Owners may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the Depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the Depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, (vi) the Depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the Depositary and (vii) notice to a Holder shall be deemed, for all purposes of the Deposit Agreement and this ADR, to constitute notice to any and all Beneficial Owners of the ADSs evidenced by such Holder’s ADRs. For all purposes under the Deposit Agreement and this ADR, the Holder hereof shall be deemed to have all requisite authority to act on behalf of any and all Beneficial Owners of the ADSs evidenced by this ADR.

Governing law

The Deposit Agreement and this ADR shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the application of the conflict of law principles thereof. All capitalized terms used herein, and not defined herein, shall have the meanings ascribed to such terms in the Deposit Agreement.

By holding an ADS or an interest therein, Holders and owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving the Company or the Depositary, arising out of or based upon the Deposit Agreement, the ADSs or the transactions contemplated therein, may only be instituted in a state or federal court in New York, New York, and by holding an ADS or an interest therein each irrevocably waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Jury trial waiver

EACH PARTY TO THE DEPOSIT AGREEMENT (INCLUDING, FOR THE AVOIDANCE OF DOUBT, EACH HOLDER AND BENEFICIAL OWNER OF, AND/OR HOLDER OF INTERESTS IN ADSS OR ADRs) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING AGAINST THE DEPOSITARY AND/OR THE COMPANY DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE SHARES OR OTHER DEPOSITED SECURITIES, THE ADSs OR THE ADRs, THE DEPOSIT AGREEMENT OR ANY TRANSACTION CONTEMPLATED THEREIN, OR THE BREACH THEREOF (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR ANY OTHER THEORY), INCLUDING, WITHOUT LIMITATION, ANY SUIT, ACTION OR PROCEEDING UNDER THE UNITED STATES FEDERAL SECURITIES LAWS.